, 2019
Exhibit 99.1
LIBERTY LATIN AMERICA COMPLETES ACQUISITION OF AT&T’S WIRELESS AND WIRELINE OPERATIONS IN PUERTO RICO AND THE U.S. VIRGIN ISLANDS
•Combination creates leading integrated provider in Puerto Rico
•Significant synergies expected as we execute operational integration

Denver, Colorado – November 2, 2020: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) completed its acquisition of AT&T’s wireless and wireline operations in Puerto Rico and the U.S. Virgin Islands on October 31, 2020, based on an enterprise value of $1.95 billion on a cash- and debt-free basis.

Balan Nair, President and CEO of Liberty Latin America, said, “This is a great day for Liberty Latin America, the employees that will be joining us from AT&T, and most importantly the consumers and businesses in Puerto Rico and the U.S. Virgin Islands who will realize the benefits of this transaction. By creating the leading integrated provider, we will deliver added value to customers through expanded product offerings, more resilient infrastructure, and world-class customer service levels.”

Nair continued, “By completing this transaction, we continue to demonstrate our ability to execute on our disciplined inorganic growth strategy. We are excited about the opportunities ahead of us and are already working hard on our integration plan to drive value for our customers, our shareholders and our employees.”

ABOUT LIBERTY LATIN AMERICA

Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, UTS and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations:                    Media Relations:
Kunal Patel ir@lla.com         Claudia Restrepo     llacommunications@lla.com